Exhibit 5.1

[Letterhead of Sutherland Asbill & Brennan LLP]

October 27, 2014

Coca-Cola Enterprises, Inc.
2500 Windy Ridge Parkway
Atlanta, Georgia 30339
Ladies and Gentlemen:
We have acted as counsel to Coca-Cola Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-8 on October 27, 2014 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of (i) $10,000,0000 of deferred compensation obligations (the “Directors Plan Deferred Compensation Obligations”) of the Company pursuant to the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors (the “Directors Plan”) and (ii) $10,000,0000 of deferred compensation obligations (the “Savings Plan Deferred Compensation Obligations” and, together with the Directors Plan Deferred Compensation Obligations, the “Deferred Compensation Obligations”) of the Company pursuant to the Coca-Cola Enterprises, Inc. Supplemental Savings Plan (the “Savings Plan” and, together with the Directors Plan, the “Deferred Compensation Plans”).
As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined originals or copies of such records, documents or other instruments as we in our judgment deem necessary or appropriate for us to render the opinions set forth in this opinion letter expressed including, without limitation, the following:

(i)	The Amended and Restated Certificate of Incorporation of the Company, as amended to date and certified as of the date of this opinion letter by an officer of the Company;

(ii)	The Bylaws of the Company, as amended to date and certified as of the date of this opinion letter by an officer of the Company;

(iii)	A Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date; and

(iv)
The resolutions of the board of directors of the Company, or a committee thereof, relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Deferred Compensation Obligations pursuant to the Registration Statement and the Deferred Compensation Plans, certified as of the date of this opinion letter by an officer of the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of officers of the Company. We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

For purposes of our opinions in this opinion letter, we have assumed that: (a) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine; (b) each governmental or officer’s certificate has been properly issued and that it is accurate, complete and authentic (and we have assumed that such certificates remain accurate on the date of this letter); (c) all natural persons have sufficient legal capacity; and (d) the accuracy and completeness of all corporate records made available to us by the Company.
This opinion letter is limited to the effect of the General Corporation Law of the State of Delaware and the laws of the State of Georgia, as in effect on the date of this opinion letter, and we express no opinion as to the applicability or effect of any other laws of the State of Georgia or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Deferred Compensation Obligations pursuant to the Registration Statement or the Deferred Compensation Plans.
On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that, assuming that the Deferred Compensation Plans are governed by the laws of the State of Georgia, the Deferred Compensation Obligations, upon being issued under and in conformity with the Deferred Compensation Plans, will be legally binding obligations of the Company enforceable in accordance with the terms of the Deferred Compensation Plans, except as enforcement thereof may be limited in bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights or by general principles of equity (regardless of whether such enforceability is considered a proceeding at law or in equity).
The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Otherwise, this opinion letter may not be relied on by, or furnished to, any other person or entity without our prior written consent and without limiting the foregoing, may not be quoted, published or otherwise disseminated, without in each instance our prior written consent.

Very truly yours,

Sutherland Asbill & Brennan LLP